November 13, 2000


Transaction Systems Architects, Inc.
224 South 108 Avenue
Omaha, Nebraska
68154


Dear Sir/Madam:

     Re: Registration Statement On Form S-3

     We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 3,157,500 shares of the Company's Class A Common Stock, $.005 par value per share, to be issued by the Company at various times upon the exchange of exchangeable shares of TSA Exchangeco Limited, a Nova Scotia limited company, as described in the Registration Statement.

     We have aided in the preparation of the Registration Statement, including, in particular the discussion under the heading "INCOME TAX CONSIDERATIONS - Canadian Federal Income Tax Considerations to Former MessagingDirect Shareholders" (the "Tax Summary").

     We hereby confirm that, as of the date hereof, the Tax Summary is a fair and accurate summary, in all material respects, of the matters addressed therein, based upon the assumptions stated or referred to therein. It is possible that contrary positions may be taken by the Canada Customs and Revenue Agency and that a court may agree with such contrary positions.

     This opinion is furnished to you solely for your benefit and the benefit of the holders of the TSA Exchangeco exchangeable shares in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We also consent to the use of our name in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission promulgated thereunder.

                                       Yours very truly,

                                       BAKER & McKENZIE